                                                                   EXHIBIT  5.Q.



                    SUB-INVESTMENT MANAGEMENT AGREEMENT BY,

                  BETWEEN AND AMONG CHUBB AMERICA FUND, INC.,

                   CHUBB INVESTMENT ADVISORY CORPORATION AND

                   MASSACHUSETTS FINANCIAL SERVICES COMPANY

                       FOR THE EMERGING GROWTH PORTFOLIO

                      TABLE OF CONTENTS



Section                                            Page

1.   Duties of the Sub-Investment Manager            2

2.   Sub-Investment Management Services              2

3.   Purchase and Sale of Assets                     3

4.   Compensation of the Sub-Investment Manager      4

5.   Non-Exclusivity                                 5

6.   Books and Records                               5

7.   Liability                                       5

8.   Reliance on Documents                           6

9.   Duration and Termination of the Agreement       6

10.  Amendment of Agreement                          7

11.  Definition                                      7

12.  Notices                                         7

13.  Governing Law                                   8

                    SUB-INVESTMENT MANAGEMENT AGREEMENT FOR

                         THE EMERGING GROWTH PORTFOLIO


     THIS AGREEMENT, made this 14th day of April 1995, by, between and among CHUBB AMERICA FUND, INC., a Maryland corporation with offices at One Granite Place, Concord, New Hampshire 03301 (the "Fund"), CHUBB INVESTMENT ADVISORY CORPORATION, a Tennessee corporation with offices at One Granite Place, Concord, New Hampshire 03301 (the "Investment Manager") and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation with offices at 500 Boylston Street in Boston, Massachusetts 02116 (the "Sub-Investment Manager");

                                  WITNESSETH:

     WHEREAS, the Fund is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

     WHEREAS, the Fund issues separate classes or series of stock, each of which represents a separate portfolio of investments;

     WHEREAS, the Fund is currently comprised of nine portfolios, which, together with any portfolio subsequently added, are designed herein as the "Portfolios", and each of which pursues or will pursue its investment objectives through separate investment policies and separate investment management;

     WHEREAS, the Fund has employed the Investment Manager to act as investment manager of the Emerging Growth Portfolio, as set forth in an Investment
Management Agreement between the Fund and the Investment Manager dated        ,
1995, (the "Investment Management Agreement") pursuant to which it was agreed that the Investment Manager, with the approval of the Emerging Growth Portfolio's shareholders may contract with the Sub-Investment Manager, or other parties for certain investment management services;

     WHEREAS, the Sub-Investment Manager is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940;

     WHEREAS, the Board of Directors of the Fund and the Investment Manager desire to retain the Sub-Investment Manager to render investment management services to the Fund's Emerging Growth Portfolio in the manner and on the terms hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Fund, the Investment Manager and the Sub-Investment Manager hereby agree as follows:

1. Duties of Sub-Investment Manager. The Sub-Investment Manager hereby agrees, subject to the supervision of the Investment Manager and the Board of Directors of the Fund (1) to act as the sub-investment adviser to, and Sub-Investment Manager of, the Emerging Growth Portfolio of the Fund (the "Emerging Growth Portfolio"), (2) to manage the investment and reinvestment of the assets of the Emerging Growth Portfolio for the period and on the terms and conditions set forth in this Agreement, and (3) during the term hereof, to render the services and to assume the obligations herein set forth in return for the compensation provided for herein and to bear all expenses of its performance of such services and obligations.

2. Sub-Investment Services. In performing the duties stated in Paragraph 1 above, the Sub-Investment Manager will regularly provide the Investment Manager and the Fund with such investment research, advice and management as the Investment Manager and the Board of Directors or officers of the Fund may from time to time consider necessary for the proper management of the Emerging Growth Portfolio. The Sub-Investment Manager will furnish continuously an investment program and will conduct a continuous program of evaluation of assets in the Emerging Growth Portfolio. In this connection the Sub-Investment Manager will provide the Board of Directors and officers of the Fund with such asset valuations daily at the close of business and, subject to the consent of the Sub-Investment Manager with all statistical information with respect to investments of the Fund and such periodic and special reports and information as the Investment Manager or the Board of Directors or officers of the Fund may reasonably request. In addition, the Sub-Investment Manager will determine which securities or other investments shall be purchased, sold or exchanged and what portion of the assets of the Emerging Growth Portfolio shall be held in securities or other assets in which the Emerging Growth Portfolio may invest. In so acting, the Sub-Investment Manager shall always be subject to, and shall follow at all times (i) any restrictions of the Fund's Articles of Incorporation and By-Laws, as amended from time to time, (ii) the applicable provisions of the Investment Company Act, and any rules and regulations adopted thereunder, (iii) the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the prospectus of the Fund and Statement of Additional Information then currently effective under the Securities Act of 1933 (the "Prospectus"), and (iv) any other provisions of state and federal securities law applicable to it in connection with its duties hereunder. Should the Board of Directors of the Fund or the Investment Manager at any time, however, make any definite determination as to the investment policy of the Emerging Growth Portfolio and notify the Sub- Investment Manager thereof, the Sub-Investment Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Sub-Investment Manager shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment objectives, policies and restrictions of the Emerging Growth Portfolio, determined as provided above, and in particular shall place orders for the purchase or sale of securities or other investments for the Emerging Growth Portfolio with brokers or dealers selected by the Sub-Investment Manager.

3. Purchase and Sale of Assets. Nothing in this Sub-Investment Management Agreement shall preclude the combining of orders for the sale or purchase of securities or other investments with other accounts managed by the Sub-Investment Manager, provided that the Sub-Investment Manager does not favor any account over any other account and provided further that any such purchase or sale orders executed contemporaneously shall be allocated in a manner that the Sub-Investment Manager deems to be equitable to all accounts involved and, under normal circumstances, such transactions will be (1) done on a pro-rata basis, substantially in proportion to the amounts ordered by each account, (2) entered into only if, in the Sub-Investment Manager's opinion, the trade is likely to produce a benefit for the Emerging Growth Portfolio, and (3) is at a price which is approximately the same for all parties involved. Neither the Sub-Investment Manager, nor any of its directors, officers or employees, nor any person, firm or corporation controlling, controlled by or under common control with it shall act as a principal or receive any commissions as agent in connection with the purchase or sale of assets for the Emerging Growth Portfolio.

In placing orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, the Sub-Investment Manager shall use its best efforts to obtain for the Fund the most favorable price and best execution available, considering all of the circumstances.

Subject to appropriate policies and procedures approved by the Board of Directors of the Fund, the Sub-Investment Manager may, to the extent authorized by Section 28(e) of the Securities and Exchange Act of 1934, cause the Fund to pay a broker or dealer that provides research or other brokerage services to the Sub-Investment Manager, the Investment Manager and the Fund an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Investment Manager determines, in good faith, that such amount of commission is reasonable in relationship to the value of such services, viewed in terms of that particular transaction or the Sub-Investment

Manager's overall responsibilities to the Fund or its other advisory clients. To the extent authorized by said Section 28(e) and the Fund's Board of Directors, the Sub-Investment Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

4. Compensation of the Sub-Investment Manager. For the services rendered and expenses assumed by the Sub-Investment Manager, while this Agreement is in effect, the Investment Manager shall pay to the Sub-Investment Manager at the end of each calendar quarter a fee which shall accrue daily at the annual rate of 0.50% of the first $200,000,000 of the average of the aggregate net asset value of the Emerging Growth Portfolio determined as of the close of business on each day and, in the case of any day which is not a business day, determined as of the close of business on the last preceding business day, of all of the issued and outstanding shares of the Emerging Growth Portfolio ("net asset value") during the quarter preceding such payment, reduced to 0.45% of such net asset value in excess of $200,000,000 up to $1,300,000,000 and further reduced to 0.40% of such net asset value in excess of $1,300,000,000. The net asset value of the Growth and Income Portfolio shall be determined and computed in accordance with the description of the method of determining the net asset value contained in the Prospectus.

The fees payable to the Sub-Investment Manager by the Investment Manager hereunder shall be reduced by any tender solicitation fees or similar payments received by the Sub-Investment Manager, or any affiliated person of the Sub-Investment Manager, in connection with the tender of investments of the Emerging Growth Portfolio (less any direct expenses incurred by the Sub-Investment Manager, or any affiliated person of the Sub-Investment Manager, in connection with obtaining such fees or payments). The Sub-Investment Manager shall use its best efforts to recapture all available tender offer solicitation fees and similar payments in connection with tenders of the securities of the Emerging Growth Portfolio, provided, however, that neither the Sub-Investment Manager, nor any affiliate of the Sub-Investment Manager shall be required to register as a broker/dealer for this purpose. The Sub-Investment Manager shall advise the Board of Directors of any fees or payments of whatever type which it may be possible for the Sub-Investment Manager or an affiliate of the Sub-Investment Manager to receive in connection with the purchase or sale of investment securities for the Emerging Growth Portfolio.

The payment of the advisory fees and the allocation of charges and expenses between the Fund and the Investment Manager are set forth in the Investment Management Agreement. Nothing in this Sub-Investment Management Agreement shall change or affect that arrangement. The payment of advisory fees and the apportionment of any expenses related to the services of the Sub-Investment Manager shall be the sole concern of the Investment Manager and the Sub-Investment Manager and shall not be the responsibility of the Fund.

5. Non-Exclusivity. The Fund and the Investment Manager agree that the services of the Sub-Investment Manager are not to be deemed exclusive and the Sub-Investment Manager is free to act as investment manager to various investment companies and as fiduciary for ot her managed accounts. The Sub-Investment Manager, shall for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Sub-Investment Management Agreement.

6. Books and Records. The Sub-Investment Manager agrees that all books and records which it maintains for the Fund are the Fund's property, and, in the event of termination of this Agreement for any reason, the Sub-Investment Manager agrees promptly to return to the Fund, free from any claim or retention of rights by the Sub-Investment Manager, all records relating to the Emerging Growth Portfolio. The Sub-Investment Manger also agrees upon request of the Investment Manager or the Fund, promptly to surrender the books and records to either party or make the book and records available for inspection by representatives of regulatory authorities. In connection with its duties hereunder, the Sub-Investment Manager further agrees to maintain, prepare and preserve books and records in accordance with the Investment Company Act and rules thereunder, including but not limited to, Rule 31a-1 and 31a-2.

The Sub-Investment Manager will use records or information obtained under this Agreement only for the purpose contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. The Sub-Investment Manager will furnish any informational reports requested by any state insurance commissioner.

7. Liability. The Sub-Investment Manager will not be liable for any loss suffered by the Fund in connection with any investment policy established by the Fund for the purchase, sale or redemption of any securities at the direction of the Board of Directors of the Fund or the Investment Manager. Nothing herein contained shall be construed to protect the Sub-Investment Manager against any liability resulting from the willful misfeasance, bad faith or gross negligence of the Sub-Investment Manager in the performance of its duties or from reckless disregard of its obligations and duties under this Sub-Investment Management Agreement.

8. Reliance on Documents. The Board of Directors of the Fund or its officers or agent will provide timely information to the Sub-Investment Manager regarding such matters as purchases and redemptions of shares in the Emerging Growth Portfolio, the cash requirements, and cash available for investment in the Emerging Growth Portfolio, and all other information as may be reasonably necessary or appropriate in order for the Sub-Investment Manager to perform its responsibilities hereunder.

     Neither the Fund not the Investment Manager, nor their respective designees or agents shall use any material describing or identifying the Sub-Investment Manager or its affiliates without the prior consent of the Sub-Investment Manager. Any material utilized by the Fund, the Investment Manager or their respective designees or agents which contain information as to the Sub-Investment Manager and/or its affiliates shall be submitted to the Sub-Investment Manager for approval prior to use, not less than five (5) business days before such approval is requested.

The Investment Manager has herewith furnished the Sub-Investment Manager copies of the Fund's Prospectus, Articles of Incorporation and By-Laws as currently in effect and agrees during the continuance of the Agreement to furnish the Sub-Investment Manager copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Sub-Investment Manager will be entitled to rely on all such documents furnished to it by the Investment Manager of the Fund.

9. Duration and Termination of the Agreement. This Sub-Investment Management Agreement shall become effective as of the date first above written and shall remain in force until the first meeting of shareholders of the Emerging Growth Portfolio. Thereafter, it shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Emerging Growth Portfolio, and (b) a majority of those directors who are not parties to this Sub-Investment Management Agreement, nor interested persons of any party to this Sub-Investment Management Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated, without the payment of any penalty, by the Board of Directors of the Fund, by a vote of a majority of the outstanding shares of the Emerging Growth Portfolio, or by the Investment Manager on sixty days' written notice to the Sub-Investment Manager, or by the Sub-Investment Manager on sixty days' written notice to the Fund or the Investment Manager. Termination by the Board of Directors or by the Investment Manager shall be subject to shareholder approval to the extent legally required. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

10. Amendment of the Agreement. This Agreement may be amended only if such amendment is specifically approval by (a) the vote of a majority of the outstanding voting securities of the Emerging Growth Portfolio, and (b) the vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

11. Definitions. The terms "assignment", "interested person", and "majority of the outstanding voting securities", when used in this Agreement, shall have the respective meaning specified under the Investment Company Act and the rules thereunder.

12. Notices. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgement of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

     (a)  If to the Sub-Investment Manager:

          Massachusetts Financial Services Company
          500 Boylston Street
          Boston, MA 02116
          Attn: Stephen Cavan
          Facsimile: (617) 954-6624


     (b)  If to the Investment Manager:

          Chubb Investment Advisory Corporation
          One Granite Place
          Concord, NH 03301
          Attn: Bruce Stefany
          Facsimile (603)-224-1691

     (c)  If to the Fund:

          Chubb America Fund, Inc.
          One Granite Place
          Concord, NH 03301
          Attn: Bruce Stefany
          Facsimile (603)-224-1691

13. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts as at the time in effect and the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the Commonwealth of Massachusetts or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable, the latter shall control.

                              CHUBB AMERICA FUND, INC.


                              By: Bruce Stefany
                              Title: President



                              CHUBB INVESTMENT ADVISORY
                              CORPORATION


                              By: Bruce Stefany
                              Title: President


                              MASSACHUSETTS FINANCIAL SERVICES COMPANY

                              By: Steven E. Cavan
                              Title: Senior Vice President
                                      General Counsel
                                      and Assistant Secretary

Attest:



Title: